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                                                                    Exhibit 99.1

UGC ANNOUNCES SECOND QUARTER RESULTS
Thursday August 14, 4:50 am ET

VOICE AND INTERNET SUBSCRIBERS EXCEED 1.5 MILLION

ADJUSTED EBITDA INCREASED 112% TO $149 MILLION
DENVER, Aug. 14 /PRNewswire-FirstCall/ -- UnitedGlobalCom, Inc. (UGC or the Company) (Nasdaq: UCOMA - News) today announced its operating and financial results for the quarter ended June 30, 2003. UGC's significant and consolidated operating subsidiaries include United Pan-Europe Communications N.V. (UPC), a leading pan-European broadband communications company; and VTR GlobalCom S.A.
(VTR), the largest broadband communications provider in Chile.

     Second Quarter Highlights

     * Revenue for the three months ended June 30, 2003 was $465 million, an increase of 23% when compared to the same period in 2002. Adjusting for the deconsolidation of UPC Germany for the prior period, revenue increased 26%. On a sequential basis from the quarter ended March 31, 2003, revenue increased by 6.7% or $29 million.

     * Adjusted EBITDA(1) for the three months ended June 30, 2003 was $149 million, a 112%, or $79 million improvement, from $70 million for the same period in 2002. Adjusting for the deconsolidation of UPC Germany for the prior period, Adjusted EBITDA improved by 133% or $85 million. On a sequential basis from the quarter ended March 31, 2003, Adjusted EBITDA increased by 22% or $27 million.

     * Net Income for the three months ended June 30, 2003 was $622 million, an increase of 9.2% when compared to the same period in 2002. This increase primarily relates to: (i) improved operating results, (ii) consummation of the United Australia Pacific, Inc. ("UAP") reorganization plan in April 2003, which resulted in accounting recognition of a deferred gain associated with the sale of our indirect 49.9% interest in UAP in November 2001, and (iii) recognition of our proportionate share of UAP's gain from the extinguishment of its outstanding senior notes, offset by the non- recurrence of a gain upon the extinguishment of certain UPC debt securities in the second quarter of 2002.

     * RGUs(2) at June 30, 2003 were over 8.9 million, a 3.3% decrease from June 30, 2002. Excluding UPC Germany(3) subscribers for the prior period, RGUs increased 3.3% or 281,100. On a sequential basis from March 31, 2003, RGUs increased by 0.5% or 41,200.

     * Video subscribers(4) at June 30, 2003 were 7.4 million, a 6.6% decrease from June 30, 2002. Excluding UPC Germany for the prior period, video subscribers increased 0.9%, or 62,500. On a sequential basis from March 31, 2003, video subscribers remained flat.

     * Voice and Internet subscribers at June 30, 2003 exceeded 1.5 million for the first time, a 17% increase from June 30, 2002. On a sequential basis from March 31, 2003, voice and Internet subscribers increased by 2.9% or 43,000.


    (1) Adjusted EBITDA is not a GAAP measure. Adjusted EBITDA represents net income before cumulative effects of accounting changes, share in results of affiliates, minority interests in subsidiaries, income taxes, reorganization expense, other income and expense, gain on issuance of common equity securities by subsidiaries, provision for loss on investments, gain (loss) on sale of investments in affiliates and other assets, proceeds from litigation settlement, foreign currency exchange gain (loss), interest income and expense, impairment and restructuring charges, depreciation, amortization, and stock-based compensation charges. Please refer to the reconciliation of Adjusted EBITDA with Net Income (Loss). See notes at end of release for more information on Adjusted EBITDA
    (2) Revenue Generating Units ("RGUs") represent the sum of analog cable, digital, Internet, voice and DTH subscribers.
    (3)  In July 2002, UPC sold 22.3% of its interest in UPC Germany to its

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         partner. As a result, UPC's ownership decreased to 28.7% of UPC Germany and it was deconsolidated effective August 1, 2002.
    (4) Video subscribers consist of analog cable, digital cable and DTH subscribers.



Management Comments


Gene Schneider, Chairman and CEO, stated: "We are pleased to report our tenth consecutive quarterly improvement of Adjusted EBITDA, which increased 112% to $149 million for the second quarter ended June 30, 2003 compared to the same period in 2002. In addition, we continue to make progress on the European restructuring with the recent recommendation of the Dutch Attorney General to dismiss the ICH appeal. We look forward to the Dutch Supreme Court decision expected later this month and the completion of the restructuring shortly thereafter."

Mike Fries, President and COO, added, "In addition to reporting strong financial results, we are optimistic regarding our prospects for a rebound in RGU growth during the second half of the year. Although UPC's net additions in the first half were below our expectations, the shortfall is almost entirely related to the implementation of a new subscriber management system in the Netherlands. This process was substantially complete at the end of Q2 2003, and it has had a positive impact on UPC's cash flow by enabling improved cash collection. In all other countries, net sales and net subscriber gains have been strong."


Subscribers

UGC continues to focus on growing its total customer base, particularly in areas where the Company has upgraded its networks to provide broadband services, primarily in Western Europe and Chile. RGUs, excluding UPC Germany, increased 3.3% from last year's second quarter to 8.9 million, and increased by 41,200 on a sequential basis from March 31, 2003. UPC's net gain in the first half of 2003 was lower than expected due primarily to the implementation of a new subscriber management system in the Netherlands. This new system has enabled a systematic reduction in the period over which an overdue account is disconnected for non-payment of service fees and has resulted in a reduction in the number of subscribers in the Netherlands during the second quarter 2003. Net subscriber growth has, however, been strong in most other respects, particularly considering the seasonality in Europe and the ongoing nature of UPC's restructuring. UGC added 43,000 voice and Internet subscribers during the quarter, 28,400 in Chile and 14,200 in Europe. The following table shows UGC's homes in service area, homes passed, and upgraded homes passed, as well as a breakdown of subscriber data by product line:

    Operating Statistics (000s) (1)
                                                           Q2 '03     Q2 '03
                                                              vs.        vs.
                           Q2 '03    Q1 '03    Q2 '02      Q1 '03     Q2 '02
     Homes in Service
      Area                 16,321    16,320    16,172        0.0%       0.9%
     Homes Passed          12,558    12,520    12,358        0.3%       1.6%
     Two-Way Homes Passed   7,094     6,992     6,293        1.5%      12.7%

     Video Subscribers      7,399     7,401     7,337        0.0%       0.9%
     Voice Subscribers        704       696       674        1.2%       4.5%
     Internet Subscribers     826       791       637        4.3%      29.5%
     RGUs, Ongoing
      Operations            8,929     8,888     8,648        0.5%       3.3%

     UPC Germany (2)           --        --       584        n.a.       n.a.
     RGUs                   8,929     8,888     9,232        0.5%      -3.3%

     (1) For the period ended June 30, 2002, adjusted to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.
     (2)  UPC Germany was deconsolidated effective August 1, 2002.


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     The following table shows a breakdown of UGC's RGU data by segment:

     RGU Summary by Segment (000s)
                                                           Q2 '03     Q2 '03
                                                              vs.        vs.
                          Q2 '03     Q1 '03    Q2 '02      Q1 '03     Q2 '02
     UPC RGUs (1)          8,074      8,069     7,909        0.1%       2.1%
     VTR RGUs                823        787       708        4.5%      16.1%
     Other RGUs               32         32        31       -0.3%       5.3%
     RGUs, Ongoing
      Operations           8,929      8,888     8,648        0.5%       3.3%

     UPC Germany (2)          --         --       584        n.a.       n.a.
     RGUs                  8,929      8,888     9,232        0.5%      -3.3%

     (1) Adjusted to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.
     (2)  UPC Germany was deconsolidated effective August 1, 2002.


Revenue

UGC's revenue for the second quarter ended June 30, 2003 was $465 million, an increase of 23%, or $85 million from the same period last year. The increase was due primarily to the appreciation of the euro and depreciation of the Chilean peso relative to the U.S. dollar (approximately $74 million), as well as increases in RGUs and average revenue per unit ("ARPU") in both Europe and Chile. In addition, when excluding the results of UPC Germany in full for the quarter ended June 30, 2002, revenues increased 26%. The following table shows a breakdown of revenue by segment in U.S. dollars:

     Revenue by Company
     (US$ millions)

                                                           Q2 '03     Q2 '03
                                                              vs.        vs.
                          Q2 '03     Q1 '03    Q2 '02      Q1 '03     Q2 '02
     UPC Revenue (1)      $409.2     $385.2    $319.5        6.2%      28.1%
     VTR Revenue            54.0       49.1      47.0       10.0%      14.9%
     Other Revenue           1.9        1.7       2.2       10.0%     -12.1%
     Ongoing Revenue       465.1      436.0     368.7        6.7%      26.2%

     UPC Germany (2)          --         --      11.0        n.m.       n.m.
     Total Revenue        $465.1     $436.0    $379.7        6.7%      22.5%

     (1) UPC's results for Q2 '02 were revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.
     (2)  UPC Germany was deconsolidated effective August 1, 2002.


The following is provided for informational purposes only to highlight revenues in the functional currency of UPC (Euros) and VTR (Chilean Pesos), as follows:

     Revenue by Company
     (Millions)
                                                           Q2 '03     Q2 '03
                                                              vs.        vs.
                          Q2 '03     Q1 '03    Q2 '02      Q1 '03     Q2 '02
     UPC (1)            EUR359.4   EUR359.1  EUR346.9        0.1%       3.6%
     VTR                 CP38,33   CP36,168  CP30,967        6.0%      23.8%

     (1) UPC's results for Q2 '02were revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.


                                       3
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        The following table provides a summary of the ARPU for each entities'
    functional currency, as well as US$ equivalents for VTR only:

     Monthly ARPU Summary
      by Company
                                                           Q2 '03     Q2 '03
                                                              vs.        vs.
                          Q2 '03     Q1 '03    Q2 '02      Q1 '03     Q2 '02
     UGC: Total per
      RGU (1)             $16.20     $15.30    $13.08        5.9%      23.9%
     UPC:
     Total per
      RGU (2)           EUR13.68   EUR13.74  EUR13.27       -0.4%       3.1%
     Total per Cable
      Sub-W. Europe (3) EUR20.91   EUR20.91  EUR19.88        0.0%       5.2%
     Total per Cable
      Sub-E. Europe (3)  EUR8.99    EUR9.01   EUR8.71       -0.2%       3.2%
     VTR:
     Total per
      RGU (4)           CP15,874   CP15,505  CP14,965        2.4%       6.1%
     Total per
      RGU (US$)         US$22.35   US$21.04  US$22.69

    (1) ARPU calculation for UGC based on quantity Triple Play Revenues divided by average RGUs for each quarter.
    (2) ARPU calculations for UPC Distribution (excludes Germany for Q2 '02) based on quarterly Triple Play revenues divided by average RGU's for each quarter.
    (3) CATV, Internet, Voice and Digital revenue (excludes DTH) divided by Basic CATV Subscribers (excluding Germany).
    (4) ARPU calculation for VTR based on quarterly Triple Play Revenues divided by average RGUs for each quarter.


     Reconciliation of Adjusted EBITDA with Net Income (Loss)

                                                           Q2 '03     Q2 '03
                                                              vs.        vs.
      (US$ millions)      Q2 '03     Q1 '03    Q2 '02      Q1 '03     Q2 '02
     Total Segment
      Adjusted EBITDA     $149.4     $122.1     $70.4       22.4%     112.3%
     Loss on disposal of
      Poland DTH business   (8.0)        --        --        n.a.       n.a.
     Stock-based
      compensation (1)      (8.2)      (6.1)     (8.7)      35.4%      -4.3%
     Depreciation &
      Amortization        (211.5)    (194.8)   (172.5)       8.6%      22.6%
     Impairment &
      Restructuring
      Charges (2)            1.1        0.0     (19.4)       n.m.    -105.6%
     Operating Income
      (Loss)               (77.2)     (78.8)   (130.2)      -1.9%     -40.7%
     Interest Expense,
      Net                  (92.4)     (89.6)   (141.6)       3.1%     -34.8%
     Foreign currency
      exchange gain,
      net                  263.5      151.0     542.9       74.5%     -51.5%
     Gain (Loss) on
      sale of
      investments
      in affiliates,
      net (3)              281.5        0.1     (12.4)       n.m.       n.m.
     Gain on early
      extinguishment
      of debt                0.0       74.4     365.5    -100.0 %   -100.0 %
     Other income
      (expense), net       (11.1)      (3.0)      7.5      265.7%    -246.5%
        Subtotal           364.3       54.1     631.7      573.1%     -42.3%
     Income tax expense
      and other, net       257.7      (37.2)    (62.1)     -793.1    -515.1%
     Net Income (Loss)    $622.0      $16.9    $569.6        n.m.       9.2%

     (1) Stock based compensation includes charges associated with fixed, or non-cash stock options, as well as charges associated with phantom, or cash-based, stock option plans, as more fully disclosed in UGC's 10Q and 10K.
     (2) Represents certain impairment charges. Please refer to UGC's 10Q as of June 30, 2003 for a summary.
     (3) Represents primarily the net effect when UAP's bankruptcy plan became effective in April 2003, whereby UGC recognized a gain of $284.7 million associated with the sale of its indirect approximate 49.99% interest in UAP that occurred in November 2001.


                                       4
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Adjusted EBITDA

UGC's Adjusted EBITDA for the second quarter was positive $149 million, a 112%, or $79 million improvement over the same period last year. Approximately $25 million of that increase was due to the appreciation of the euro and depreciation of the Chilean peso relative to the U.S. dollar. UPC and VTR both demonstrated a substantial improvement in Adjusted EBITDA on a year-over-year basis (144% and 47%, respectively), as well as solid improvements on a sequential basis. The following tables show a breakdown of Adjusted EBITDA results by segment (as defined by Statement of Financial Accounting Standards No. 131) in U.S. dollars:

     Adjusted EBITDA by Segment
     (US$ Millions)                                        Q2 '03     Q2 '03
                                                              vs.        vs.
                          Q2 '03     Q1 '03    Q2 '02      Q1 '03     Q2 '02
     UPC Adjusted
      EBITDA (1)          $136.6     $114.2     $56.0       19.6%     144.1%
     VTR Adjusted
      EBITDA                16.5       12.5      11.2       32.4%      47.0%
     Other Adjusted
      EBITDA                (3.7)      (4.6)     (3.0)     -19.2%      24.3%
     Ongoing Adjusted
      EBITDA               149.4      122.1      64.2       22.4%     132.7%

     UPC Germany (2)          --         --       6.2        n.m.       n.m.
     Total Adjusted
      EBITDA              $149.4     $122.1     $70.4       22.4%     112.3%

     (1) UPC's results for Q2 '02 were revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.
     (2)  UPC Germany was deconsolidated effective August 1, 2002.


The following is provided for informational purposes only to highlight Adjusted EBITDA in the functional currency of UPC (Euros) and VTR (Chilean Pesos), as follows:

     Adjusted EBITDA by Segment
     (Millions)
                                                           Q2 '03     Q2 '03
                                                              vs.        vs.
                          Q2 '03     Q1 '03    Q2 '02      Q1 '03     Q2 '02
     UPC (1)            EUR120.0   EUR106.5   EUR60.8       12.7%      97.4%
     VTR                CP11,694    CP9,182   CP7,115       27.4%      64.4%

     (1) UPC's results for Q2 '02 were revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.


Capital Expenditures

Capital expenditures for the six months ended June 30, 2003 were $132 million, a decrease of 30%, or $57 million compared to the same period last year. Capital expenditures for the quarter ended June 30, 2003 were $75 million, an increase of 0.6%, or $0.5 million compared to the same period last year. On a sequential basis from the quarter ended March 31, 2003, capital expenditures increased by $18 million. The following represents a break down of capital expenditures based on the NCTA cable industry guidelines for the six months ended June 30, 2003 as follows:

     Capital Expenditures by Company        UPC       VTR     Other       YTD
     (US$ thousands)
     Customer Premise Equipment         $40,123    $4,538      $504   $45,165
     Commercial Spending                     --        --        --        --
     Scalable infrastructure             10,814     3,376         8    14,198
     Line Extensions                     24,147     7,662        35    31,844
     Upgrade / Rebuild                    9,025       540        --     9,565
     Support capital                     23,929     2,882       217    27,028
     Intangibles & Priority Telecom       5,143        --        --     5,143
       Total                           $113,181   $18,998      $764  $132,943


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Free Cash Flow(1) Summary

Free Cash Flow for the three months ended June 30, 2003 was $25 million, an increase of $269 million compared to the same period last year. This change is due to a substantial improvement in cash flow from operating activities, which is due to a combination of several factors, including: an appreciation of euro the relative to the U.S. dollar, an increase in both RGUs and ARPU, as well as ongoing cost savings (primarily in Europe) and improved working capital management. The following table provides a reconciliation of Free Cash Flow with its nearest GAAP measure, Cash Flow from Operating Activities:

      Free Cash Flow Summary                               Q2 '03     Q2 '03
      (US$ Millions)                                          vs.        vs.
                          Q2 '03     Q1 '03    Q2 '02      Q1 '03     Q2 '02
     Cash Flow from
      Operating
      Activities          $100.3      $74.4   $(169.3)      34.7%    -159.2%
     Less: Capital
      Expenditures         (75.3)     (57.6)    (74.9)      30.8%       0.6%
     Free Cash Flow        $25.0      $16.8   $(244.2)      48.4%    -110.2%

     Total Cash -
      End of Period (2)   $370.2     $509.0    $665.6        n.m.       n.m.

     (1) Free Cash Flow is not a GAAP measure. We define Free Cash Flow as cash flow for operating activities less capital expenditures. See Notes at end of release for more information on Free Cash Flow.
     (2) Represents the sum of cash and cash equivalents, restricted cash and short-term liquid investments.


EUROPE (UPC)

UPC is a leading pan-European broadband communications company offering cable television, telephony and high-speed Internet access services in European countries and serving approximately 6.9 million video subscribers, 459,200 voice subscribers and 723,300 Internet subscribers. UGC owns approximately 53.1% of UPC. Upon the successful completion of UPC's restructuring, UGC will own approximately 67% of UGC Europe Inc. (formerly called New UPC). It is anticipated that UGC Europe's common stock will trade on the NASDAQ National Market under the ticker symbol UGCE.

     Second Quarter Highlights

     * Video subscribers at June 30, 2003 were 6.9 million, a 7.3% decrease from 7.4 million at June 30, 2002. Excluding the results of UPC Germany in full for the prior periods, video subscribers increased 0.6%. On a sequential basis from March 31, 2003, video subscribers decreased 0.1% or 8,300.

     * Voice subscribers, including UPC's broadband cable-phone operations and its traditional voice network in Hungary at June 30, 2003 were 459,200, a 1.2% decrease from June 30, 2002. On a sequential basis from March 31, 2003, voice subscribers decreased by 0.7%, or 3,100.

     * Internet subscribers reached 723,300 at June 30, 2003, an increase of 22% from 594,800 at June 30, 2002. On a sequential basis from March 31, 2003, Internet subscribers increased by 2.4%, or 17,200.

     * ARPU increased 3.1% to EUR 13.68 for the quarter ended June 30, 2003 compared to EUR 13.27 for the same period last year. On a sequential basis from March 31, 2003, ARPU decreased by 0.4%.

     * Revenue increased 0.1% to EUR 359 million (US$409 million) for the three months ended June 30, 2003 compared to EUR 359 million (US$331million) for the same period last year. Excluding UPC Germany, revenue increased 3.6%. On a sequential basis from March 31, 2003, revenue was flat.

     * Adjusted EBITDA improved 78% to EUR 120 million (US$137 million) for the three months ended June 30, 2003, compared to EUR 67 million (US$62 million) for the same period last year. Excluding UPC Germany, Adjusted EBITDA increased by 97%, or Euro 59 million. On a sequential basis from March 31, 2003, Adjusted EBITDA increased by 13%.

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Recent Events -- Europe

Dutch Attorney General Recommends Rejection of Appeal: On July 11, 2003, the Dutch Attorney General delivered advice to its Supreme Court, which concluded that all of the grounds for ICH's appeal in relation to the ratification of UPC's proposed restructuring (the "Akkoord") are without merit and that, therefore, the appeal should be dismissed. The Supreme Court, which is independent of the Dutch Attorney General, generally takes into account the conclusion of the Dutch Attorney General and, in most cases, comes out with the same result as the Dutch Attorney General. We expect that the Supreme Court will deal with the matter expeditiously. The Supreme Court will be the final point of ICH's appeal.

UPC Awarded Exclusive Soccer Broadcast Rights in Netherlands: On July 25, 2003, UPC announced that the UEFA (soccer) awarded the exclusive Pay TV rights to UPC for the UEFA Champions League in the Netherlands for the next three seasons, 2003-2006. Under this deal with UPC, a new broadcaster of the UEFA Champions League, viewers in the Netherlands will be able to watch all UEFA Champions League matches live and in full for the first time via eight channels. Viewers will have the possibility to choose the live match of their favorite soccer team, alternate between games, or will be able to choose which of the other games they would like to watch later.

Chello Broadband Launches New Product Offerings: On June 30, 2003, UPC's subsidiary, chello broadband, announced the extension of its broadband Internet service offering with a chello light and chello plus product in the Netherlands, chello professional plus and classic in Austria and chello light in France. With the introduction of these new services, chello anticipates to the growing need for different broadband Internet products and the growing need for speed. chello plus is a premium product offering unparalleled download speeds and the possibility to connect multiple computers and devices to the Internet. chello light is very attractively priced, much faster than typical dial-up internet services though slower than the other chello products. chello professional is a product targeted at small businesses (SOHO).

UPC Polska Proposed Recapitalization: On June 19, 2003, UPC Polska Inc., a subsidiary of UPC that holds UPC's Polish operations, executed a binding agreement with its creditors to restructure its balance sheet. These creditors hold approximately 86% of UPC Polska's total debt and include an ad- hoc committee of bondholders that holds approximately 68% of UPC Polska's publicly traded bonds (the "Notes). The restructuring agreement contemplates that essentially all of the existing debt, including principally the $477 million in intercompany loans and affiliated debt held by two UPC subsidiaries and approximately $77 million in accreted value of Notes held by a UPC subsidiary, as well as the $373 million in accreted value of Notes held by third parties, will be cancelled and in exchange the Notes held by the third party bondholders will receive $80 million in cash and $60 million in new 9.0% senior notes due 2006. The two UPC subsidiaries will receive $15 million in cash and 100% of the newly issued common stock of the reorganized UPC Polska in exchange for the cancellation of their claims.


CHILE (VTR)

VTR, an indirect wholly-owned subsidiary of UGC, is a leading broadband communications company offering cable television, telephony and high-speed Internet access services in Chile and had approximately 1.7 million homes passed, 1.0 million two-way homes passed, 478,500 video subscribers, 245,000 voice subscribers and 99,100 Internet subscribers at June 30, 2003.

     Second Quarter Highlights

     * VTR's video subscribers at June 30, 2003 were 478,500, an increase of 4.8% from 456,500 at June 30, 2002. On a sequential basis from March 31, 2003, video subscribers increased 1.5%, or 7,000.

     * VTR's voice subscribers at June 30, 2003 were 245,000 a 17% increase from 208,900 at June 30, 2002. This represents a 25% penetration rate based on two-way homes serviceable as of June 30, 2003 compared to 23% as of June 30, 2002. On a sequential basis from March 31, 2003, voice subscribers increased 5.0% or 11,600.

     * VTR's Internet subscribers at June 30, 2003 were 99,100, a 130% increase from 43,000 at June 30, 2002. The increase was due to continued strong demand for VTR's 300Kbps Broadband product as well as its new 64Kbps "Broadband Light" service aimed at converting current dial-up users. On a sequential basis from March 31, 2003, Internet subscribers increased 20%, or 16,800.

     *  ARPU increased 6.1% to CP 15,874 (US$22.35) for the quarter ended June

        30, 2003 compared to CP 14,965 (US$22.69) for the same period last year. On a sequential basis from March 31, 2003, ARPU increased by 2.4% from CP 15,505 (US$21.04).

     * VTR's revenue for the quarter ended June 30, 2003 increased 24% to CP 38,331 million (US$54.0 million) from CP 30,967 million (US$47.0 million) for the same period in 2002 on a local currency basis. On a sequential basis from March 31, 2003, revenue increased 6.0%.

     * VTR's Adjusted EBITDA for the quarter ended June 30, 2003 increased 64% to CP 11,694 million (US$16.5 million) from CP 7,115 million (US$11.2 million) for the same period in 2002 on a local currency basis. On a sequential basis from March 31, 2003, Adjusted EBITDA increased 27%.


     Recent Events -- Chile

     * Accelerating Internet growth: Strong residential demand for high speed Internet access service resulted in a 20% increase in Internet subscribers on a sequential basis from March 31, 2003 to 99,100 subscribers at June 30, 2003. VTR remains the market leader with a 43% market share in residential broadband due to its first mover advantage and greater coverage versus ADSL.

     * Strong growth in telephony: Voice lines in service increased 17% in the second quarter compared to the same period in the prior year, currently totaling 276,100 lines. This represents a 28% penetration rate based on two-way homes serviceable as of June 30, 2003.

     * Bundling rollout: As of June 30, 2003, triple play subscribers were 73,800, a 121% increase compared to the same period in the prior year and 9.0% of total RGUs. As of June 30, 2003 bundled RGUs represented 60% of VTR's total RGUs within its triple play footprint.

     * Successfully Amended Syndicated Loan: On May 29, 2003, VTR completed the refinancing of its Senior Secured Credit Facility (the Facility). Highlights of the refinancing included an extension of the final maturity to December 31, 2006, as well as revised covenant and amortization schedules based upon VTR's business plan. The interest rate on the Facility was reduced to LIBOR plus a spread of 5.5% compared to a previous spread of 6.5%. As a result of the refinancing, VTR has secured a long-term solution with respect to its capital structure and further benefits from the stability provided by its low financial leverage. VTR does not anticipate the need for any additional capital contributions from UGC.


Other Investments

Austar United Update: In July, Austar United (Austar) launched an equity rights issue to raise approximately A$75.2 million in additional capital. UGC and affiliates of CHAMP (another significant shareholder in Austar) have agreed to fully underwrite the Austar United rights issue in the amount of A$44.3 million and A$30.9 million, respectively. UGC expects to satisfy its underwriting obligation with restricted cash and certain receivables owed by Austar. Upon completion of this transaction, UGC expects to indirectly own between 37% and 38% of Austar United.

Sale of Megapo Interest: In June 2003, we sold our indirect approximate 90.3% interest in Megapo Comunicaciones de Mexico, S.A de C.V. ("Megapo") for $45.2 million in cash (including settlement of certain liabilities owed to us and our affiliates prior to closing) and a $5.0 million promissory note, deposited into escrow. A loss of $3.3 million was recognized during the second quarter of 2003 from the sale of this interest for the difference between the net carrying value of our investment in Megapo and the consideration received, less costs to sell. Subsequent to the sale, the purchaser asserted a claim of approximately $3.4 million against the escrowed amount. That amount will remain in escrow pending resolution of the purchaser's claim. We believe this claim is without merit. The remaining amount of $1.6 million (in the form of a replacement note) has been released from escrow and delivered to ULA. This note matures on September 10, 2003.

SBS Broadcasting Purchase: On April 9, 2003 UGC purchased 6.0 million shares of SBS Broadcasting (Nasdaq: SBTV - News) from UPC for total consideration of $107.2 million. Based on the closing stock price on August 13, 2003, the current value of that interest is approximately $138 million.

About UnitedGlobalCom

UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in numerous countries. Based on the Company's operating statistics at June 30, 2003, UGC's networks reached approximately 12.6 million homes passed and 8.9 million RGUs, including approximately 7.4 million video subscribers, 704,200 voice subscribers, 825,600 high speed Internet access subscribers. UGC's major operating subsidiaries include UPC, a leading pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile; and Austar United Communications, a leading pay-TV provider in Australia.

Forward Looking Statements: Except for historical information contained herein, this news release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. The outcome of the announced Recapitalization of UPC is a forward-looking statement. These forward-looking statements also include our estimates of year-end revenues, capital expenditures and other financial information, consummation of planned transactions and financings, projections of operational targets, launch of new services and other statements concerning growth. These risks and uncertainties include the timing and success of the Recapitalization as well as any changes to the terms that may be imposed by the bankruptcy courts, as well as the acceptance and continued use by subscribers and potential subscribers of UGC's services, changes in technology, competition, UGC's ability to raise capital and control expenses, as well as other factors detailed from time to time in UGC's filings with the Securities and Exchange Commission.

Non-GAAP measures: Adjusted EBITDA is the primary measure used by our chief operating decision makers to evaluate segment-operating performance and to decide how to allocate resources to segments. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. As we use the term, Adjusted EBITDA represents net income before cumulative effects of accounting changes, share in results of affiliates, minority interests in subsidiaries, income taxes, reorganization expense, other income and expense, gain on issuance of common equity securities by subsidiaries, provision for loss on investments, gain (loss) on sale of investments in affiliates and other assets, proceeds from litigation settlement, foreign currency exchange gain (loss), interest income and expense, impairment and restructuring charges, depreciation, amortization, stock-based compensation charges, and loss on disposal of Poland DTH business. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Because we use Adjusted EBITDA as a measure of our segment operating performance, we reconcile it to net income (loss), which we believe is the most directly comparable financial measure to Adjusted EBITDA that is calculated and presented in accordance with GAAP. Investors should view Adjusted EBITDA as a supplement to, and not a substitute for, GAAP measures of income as a measure of operating performance.

"Free Cash Flow" is not a GAAP measure of liquidity. As we use the term, Free Cash Flow is a measure of liquidity, or alternatively, a measure of cash available for servicing debt and other fixed obligations. We define Free Cash Flow as cash flow from operating activities less capital expenditures. We believe our presentation of Free Cash Flow provides useful information to our investors because it can be used to gauge our ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Investors should view Free Cash Flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity.

SEC Filings: Materials filed with the SEC will be available electronically without charge at an Internet site maintained by the SEC. The address of that site is http://www.sec.gov. Documents filed with the SEC may be obtained from UGC by directing a request to Richard Abbott, Vice President of Finance, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

For further information contact: Investor & Media Relations, Richard S. L. Abbott - Vice President, Finance of UnitedGlobalCom, Inc., +1-303-220-6682, rabbott@unitedglobal.com

Please visit our web site at www.unitedglobal.com for further information about our company.

                              Summary Operating Data
                                  June 30, 2003

                                                               Two-way
                               Homes in           Homes         Homes
                            Service Area(1)     Passed(2)     Passed(3)
    Europe:
      The Netherlands          2,652,100        2,589,600     2,336,400
      Poland                   1,870,700        1,870,700       262,000
      Hungary                  1,001,100          966,500       521,500
      Austria                  1,081,400          923,300       920,100
      France                   2,656,600        1,363,300       673,200
      Norway                     529,000          483,800       199,400
      Czech Republic             913,000          681,400       240,200
      Sweden                     770,000          421,600       265,800
      Romania                    659,600          458,400            --
      Slovak Republic            517,800          382,700        21,100
      Belgium                    530,000          153,700       153,700
        Total                 13,181,300       10,295,000     5,593,400

    Latin America:
      Chile                    2,350,000        1,732,800       999,200
      Brazil                     650,000          463,000       463,000
      Peru                       140,000           66,800        30,300
      Uruguay                         --               --         8,100
        Total                  3,140,000        2,262,600     1,500,600
        Grand Total           16,321,300       12,557,600     7,094,000


                                                    Video

                               Analog Cable    Digital Cable        DTH
                              Subscribers(4)   Subscribers(5)  Subscribers(6)

    Europe:
      The Netherlands          2,304,200           47,500            --
      Poland                     987,500               --            --
      Hungary                    694,200               --        85,100
      Austria                    499,400           22,200            --
      France                     465,500            7,100            --
      Norway                     338,500           32,500            --
      Czech Republic             296,600               --        58,900
      Sweden                     276,700           19,900            --
      Romania                    330,300               --            --
      Slovak Republic            284,900               --        10,200
      Belgium                    130,700               --            --
        Total                  6,608,500          129,200       154,200

    Latin America:
      Chile                      472,200               --         6,300
      Brazil                       9,100            7,300            --
      Peru                        12,400               --            --
      Uruguay                         --               --            --
        Total                    493,700            7,300         6,300
        Grand Total            7,102,200          136,500       160,500


                                                Telephony

                                      Homes
                             Serviceable(7)   Subscribers(8)   Lines(9)

    Europe:
      The Netherlands          1,597,300          160,600       188,100
      Poland                          --               --            --
      Hungary                     84,900           64,900        71,500
      Austria                    899,700          150,500       152,000
      France                     673,200           56,800        58,300
      Norway                     136,300           23,400        25,800
      Czech Republic              17,700            3,000         3,000
      Sweden                          --               --            --
      Romania                         --               --            --
      Slovak Republic                 --               --            --
      Belgium                         --               --            --
        Total                  3,409,100          459,200       498,700

    Latin America:
      Chile                      999,200          245,000       276,100
      Brazil                          --               --            --
      Peru                            --               --            --
      Uruguay                         --               --            --
        Total                    999,200          245,000       276,100
        Grand Total            4,408,300          704,200       774,800


                                       10

                                                 Internet

                                  Homes                         Total
                             Serviceable(10)  Subscribers(11)  RGUs(12)

    Europe:
      The Netherlands          2,336,400          310,900     2,823,200
      Poland                     262,000           19,100     1,006,600
      Hungary                    461,300           33,500       877,700
      Austria                    920,100          191,800       863,900
      France                     673,200           23,100       552,500
      Norway                     199,400           33,400       427,800
      Czech Republic             240,200           19,900       378,400
      Sweden                     265,800           66,100       362,700
      Romania                         --               --       330,300
      Slovak Republic             15,600              200       295,300
      Belgium                    153,700           25,300       156,000
        Total                  5,527,700          723,300     8,074,400

    Latin America:
      Chile                    1,006,100           99,100       822,600
      Brazil                     463,000              400        16,800
      Peru                        30,300            2,300        14,700
      Uruguay                      8,100              500           500
        Total                  1,507,500          102,300       854,600
        Grand Total            7,035,200          825,600     8,929,000

     (1) "Homes in Service Area" are homes in our franchise areas that can potentially be served.
     (2) "Homes Passed" are homes that can be connected to our broadband network without further extending the distribution plant.
     (3) "Two-way Homes Passed" are homes passed by our network where customers can request and receive the installation of a two-way addressable set-top box, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video, voice and data (broadband) services.
     (4) "Analog Cable Subscriber" is a home or commercial unit connected to our distribution network that receives our video service.
     (5) "Digital Cable Subscriber" is a home or commercial unit connected to our distribution network with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is also counted as an Analog Cable Subscriber.
     (6) "DTH Subscriber" is a home or commercial unit that receives our video programming broadcast directly to the home via geosynchronous satellites.
     (7) "Telephony Homes Serviceable" are homes that can be connected to our broadband network (or twisted pair network in certain areas), where customers can request and receive voice services.
     (8) "Telephony Subscriber" is a home or commercial unit connected to our broadband network (or twisted pair network in certain areas), where a customer has requested and is receiving voice services.
     (9) "Telephony Lines" are the number of lines provided to our Telephony Subscribers.
     (10) "Internet Homes Serviceable" are homes that can be connected to our broadband network where customers can request and receive high-speed Internet access services.
     (11) "Internet Subscriber" is a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed Internet access services.
     (12) "Revenue Generating Unit", or "RGU", is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, Telephony Subscriber or Internet Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed Internet access service, the customer would constitute four RGUs. "Total RGUs" is the sum of Analog, Digital Cable, DTH, Telephony and Internet Subscribers.

                              Summary Operating Data
                                  March 31, 2003

                                                               Two-way
                                Homes in          Homes         Homes
                             Service Area(1)    Passed(2)     Passed(3)
    Europe:
      The Netherlands          2,651,700        2,588,100     2,337,400
      Poland                   1,869,600        1,869,600       199,400
      Hungary                  1,001,100          957,800       512,200
      Austria                  1,081,400          923,300       920,100
      France                   2,656,600        1,356,200       669,400
      Norway                     529,000          482,600       196,200
      Czech Republic             913,000          679,800       240,200
      Sweden                     770,000          421,600       264,300
      Romania                    659,600          458,400            --
      Slovak Republic            517,800          381,800        17,300
      Belgium                    530,000          153,600       153,600
        Total                 13,179,800       10,272,800     5,510,100

    Latin America:
      Chile                    2,350,000        1,717,400       980,900
      Brazil                     650,000          463,000       463,000
      Peru                       140,000           66,700        30,300
      Uruguay                         --               --         7,700
        Total                  3,140,000        2,247,100     1,481,900
        Grand Total           16,319,800       12,519,900     6,992,000


                                                  Video

                              Analog Cable    Digital Cable        DTH
                             Subscribers(4)   Subscribers(5) Subscribers(6)

    Europe:
      The Netherlands          2,311,700           49,700            --
      Poland                     994,500               --            --
      Hungary                    691,200               --        82,400
      Austria                    502,200           21,300            --
      France                     462,700            7,600            --
      Norway                     336,200           32,600            --
      Czech Republic             297,600               --        58,200
      Sweden                     274,000           17,800            --
      Romania                    326,200               --            --
      Slovak Republic            293,600               --        10,100
      Belgium                    130,600               --            --
        Total                  6,620,500          129,000       150,700

    Latin America:
      Chile                      464,700               --         6,800
      Brazil                       9,100            8,000            --
      Peru                        12,200               --            --
      Uruguay                         --               --            --
        Total                    486,000            8,000         6,800
        Grand Total            7,106,500          137,000       157,500


                                                 Telephony

                                      Homes
                             Serviceable(7)   Subscribers(8)    Lines(9)

    Europe:
      The Netherlands          1,593,300          165,700       195,500
      Poland                          --               --            --
      Hungary                     84,900           64,900        71,400
      Austria                    899,700          149,800       151,200
      France                     669,400           55,800        57,300
      Norway                     135,100           22,900        25,400
      Czech Republic              17,700            3,100         3,100
      Sweden                          --               --            --
      Romania                         --               --            --
      Slovak Republic                 --               --            --
      Belgium                         --               --            --
        Total                  3,400,100          462,200       503,900

    Latin America:
      Chile                      980,900          233,400       266,100
      Brazil                          --               --            --
      Peru                            --               --            --
      Uruguay                         --               --            --
        Total                    980,900          233,400       266,100
        Grand Total            4,381,000          695,600       770,000


                                       12

                                                 Internet

                                 Homes                           Total
                            Serviceable(10)   Subscribers(11)   RGUs(12)

    Europe:
      The Netherlands          2,337,400          309,200     2,836,300
      Poland                     199,400           15,800     1,010,300
      Hungary                    451,300           32,000       870,500
      Austria                    920,100          187,100       860,400
      France                     669,400           22,300       548,400
      Norway                     196,200           32,300       424,000
      Czech Republic             240,200           17,700       376,600
      Sweden                     264,300           64,600       356,400
      Romania                         --               --       326,200
      Slovak Republic                 --               --       303,700
      Belgium                    153,600           25,100       155,700
        Total                  5,431,900          706,100     8,068,500

    Latin America:
      Chile                      978,200           82,300       787,200
      Brazil                     463,000              300        17,400
      Peru                        30,300            2,000        14,200
      Uruguay                      7,700              500           500
        Total                  1,479,200           85,100       819,300
        Grand Total            6,911,100          791,200     8,887,800

     (1) "Homes in Service Area" are homes in our franchise areas that can potentially be served.
     (2) "Homes Passed" are homes that can be connected to our broadband network without further extending the distribution plant.
     (3) "Two-way Homes Passed" are homes passed by our network where customers can request and receive the installation of a two-way addressable set-top box, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video, voice and data (broadband) services.
     (4) "Analog Cable Subscriber" is a home or commercial unit connected to our distribution network that receives our video service.
     (5) "Digital Cable Subscriber" is a home or commercial unit connected to our distribution network with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is also counted as an Analog Cable Subscriber.
     (6) "DTH Subscriber" is a home or commercial unit that receives our video programming broadcast directly to the home via geosynchronous satellites.
     (7) "Telephony Homes Serviceable" are homes that can be connected to our broadband network (or twisted pair network in certain areas), where customers can request and receive voice services.
     (8) "Telephony Subscriber" is a home or commercial unit connected to our broadband network (or twisted pair network in certain areas), where a customer has requested and is receiving voice services.
     (9) "Telephony Lines" are the number of lines provided to our Telephony Subscribers.
     (10) "Internet Homes Serviceable" are homes that can be connected to our broadband network where customers can request and receive high-speed Internet access services.
     (11) "Internet Subscriber" is a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed Internet access services.
     (12) "Revenue Generating Unit", or "RGU", is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, Telephony Subscriber or Internet Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed Internet access service, the customer would constitute four RGUs. "Total RGUs" is the sum of Analog, Digital Cable, DTH, Telephony and Internet Subscribers.

                              Summary Operating Data
                                  June 30, 2002

                                                                Two-way
                                Homes in          Homes          Homes
                             Service Area(1)    Passed(2)      Passed(3)
    Europe:
      The Netherlands          2,695,600        2,563,200     2,285,000
      Poland                   1,865,200        1,865,200       184,600
      Hungary                  1,001,100          952,800       481,800
      Austria                  1,081,400          923,300       920,100
      France                   2,656,600        1,335,700       640,600
      Norway                     529,000          479,900       169,500
      Czech Republic             912,900          681,400       238,300
      Sweden                     770,000          421,600       253,500
      Romania                    659,600          458,400            --
      Slovak Republic            517,800          377,900        17,300
      Belgium                    530,000          152,600       152,600
        Total                 13,219,200       10,212,000     5,343,300

    Latin America:
      Chile                    2,350,000        1,690,500       922,100
      Brazil                     463,000          390,000            --
      Peru                       140,000           65,700        22,100
      Uruguay                         --               --         5,200
        Total                  2,953,000        2,146,200       949,400
        Grand Total           16,172,200       12,358,200     6,292,700


                                                  Video

                              Analog Cable    Digital Cable        DTH
                             Subscribers(4)   Subscribers(5) Subscribers(6)

    Europe:
      The Netherlands          2,335,500           61,300            --
      Poland                     998,000               --            --
      Hungary                    668,500               --        60,800
      Austria                    497,200           13,100            --
      France                     455,700            9,600            --
      Norway                     333,900           31,200            --
      Czech Republic             305,600               --        43,200
      Sweden                     269,100           10,400            --
      Romania                    322,200               --            --
      Slovak Republic            299,000               --         9,600
      Belgium                    127,600               --            --
        Total                  6,612,300          125,600       113,600

    Latin America:
      Chile                      448,000               --         8,500
      Brazil                       8,600            8,500            --
      Peru                        11,600               --            --
      Uruguay                         --               --            --
        Total                    468,200            8,500         8,500
        Grand Total            7,080,500          134,100       122,100


                                                Telephony

                                      Homes
                             Serviceable(7)    Subscribers(8)   Lines(9)

    Europe:
      The Netherlands          1,539,100          175,900       214,900
      Poland                          --               --            --
      Hungary                     84,900           65,400        71,500
      Austria                    899,700          143,800       145,000
      France                     640,600           56,400        58,200
      Norway                     127,200           20,000        22,100
      Czech Republic              17,700            3,200         3,200
      Sweden                          --               --            --
      Romania                         --               --            --
      Slovak Republic                 --               --            --
      Belgium                         --               --            --
        Total                  3,309,200          464,700       514,900

    Latin America:
      Chile                      922,100          208,900       235,300
      Brazil                          --               --            --
      Peru                            --               --            --
      Uruguay                         --               --            --
        Total                    922,100          208,900       235,300
        Grand Total            4,231,300          673,600       750,200


                                       14

                                                 Internet

                                  Homes                          Total
                             Serviceable(10)  Subscribers(11)  RGUs(12)

    Europe:
      The Netherlands          2,285,000          274,300     2,847,000
      Poland                     184,600           10,700     1,008,700
      Hungary                    384,800           19,200       813,900
      Austria                    920,100          157,800       811,900
      France                     640,600           19,700       541,400
      Norway                     169,500           26,300       411,400
      Czech Republic             238,300           10,000       362,000
      Sweden                     253,500           52,600       332,100
      Romania                         --               --       322,200
      Slovak Republic                 --               --       308,600
      Belgium                    152,600           22,300       149,900
        Total                  5,229,000          592,900     7,909,100

    Latin America:
      Chile                      901,300           43,000       708,400
      Brazil                          --               --        17,100
      Peru                        22,100            1,300        12,900
      Uruguay                      5,200              400           400
        Total                    928,600           44,700       738,800
        Grand Total            6,157,600          637,600     8,647,900

     (1) "Homes in Service Area" are homes in our franchise areas that can potentially be served.
     (2) "Homes Passed" are homes that can be connected to our broadband network without further extending the distribution plant.
     (3) "Two-way Homes Passed" are homes passed by our network where customers can request and receive the installation of a two-way addressable set-top box, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video, voice and data (broadband) services.
     (4) "Analog Cable Subscriber" is a home or commercial unit connected to our distribution network that receives our video service.
     (5) "Digital Cable Subscriber" is a home or commercial unit connected to our distribution network with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is also counted as an Analog Cable Subscriber.
     (6) "DTH Subscriber" is a home or commercial unit that receives our video programming broadcast directly to the home via geosynchronous satellites.
     (7) "Telephony Homes Serviceable" are homes that can be connected to our broadband network (or twisted pair network in certain areas), where customers can request and receive voice services.
     (8) "Telephony Subscriber" is a home or commercial unit connected to our broadband network (or twisted pair network in certain areas), where a customer has requested and is receiving voice services.
     (9) "Telephony Lines" are the number of lines provided to our Telephony Subscribers.
     (10) "Internet Homes Serviceable" are homes that can be connected to our broadband network where customers can request and receive high-speed Internet access services.
     (11) "Internet Subscriber" is a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed Internet access services.
     (12) "Revenue Generating Unit", or "RGU", is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, Telephony Subscriber or Internet Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed Internet access service, the customer would constitute four RGUs. "Total RGUs" is the sum of Analog, Digital Cable, DTH, Telephony and Internet Subscribers.

                              UnitedGlobalCom, Inc.
                      Condensed Consolidated Balance Sheets
              (In thousands, except par value and number of shares)
                                   (Unaudited)

    Assets                                         June 30,   December 31,
                                                     2003         2002
    Current assets
      Cash and cash equivalents                   $306,460      $410,185
      Restricted cash                               62,226        48,219
      Short-term liquid investments                  1,563        45,854
      Subscriber receivables, net of allowance
       for doubtful accounts of $61,495 and
       $71,485, respectively                       121,777       136,796
      Related party receivables                     12,007        15,402
      Other receivables                             47,898        50,759
      Deferred financing costs, net of
       accumulated amortization of $27,826 and
       $24,928, respectively                        53,867        62,996
      Other current assets, net                     87,876        95,340

        Total current assets                       693,674       865,551
    Long-term assets
      Property, plant and equipment, net         3,612,728     3,640,211
      Goodwill, net                              1,275,176     1,182,795
      Other intangible assets, net                  80,524        81,314
      Investments in affiliates, accounted
       for under the equity method, net            123,598       153,853
      Other assets, net                             16,304         7,870

        Total assets                            $5,802,004    $5,931,594

                              UnitedGlobalCom, Inc.
                Condensed Consolidated Balance Sheets (continued)
              (In thousands, except par value and number of shares)
                                   (Unaudited)

    Liabilities and Stockholders' Equity
     (Deficit)                                    June 30,    December 31,
                                                    2003          2002
    Current liabilities Not subject to compromise:
      Accounts payable, including related
       party payables of $1,378 and $1,704,
       respectively                               $199,525      $192,414
      Accrued liabilities                          327,004       328,927
      Subscriber prepayments and deposits          157,537       127,553
      Short-term debt                                5,998       205,145
      Notes payable, related party                 102,728       102,728
      Current portion of senior notes and
       senior discount notes                       418,690            --
      Current portion of other long-term debt    3,432,455     3,366,235
      Other current liabilities                     10,909        16,448

        Total current liabilities not
         subject to compromise                   4,654,846     4,339,450

    Subject to compromise:
      Accounts payable                              42,202        38,647
      Accrued liabilities                          238,009       232,603
      Current portion of senior notes and
       senior discount notes                     2,850,971     2,812,988

        Total current liabilities
         subject to compromise                   3,131,182     3,084,238

    Long-term liabilities Not subject to compromise:
      Senior notes and senior discount notes        24,627       415,932
      Other long-term debt                         183,060        56,739
      Net negative investment in
       deconsolidated subsidiaries                 171,972       801,958
      Deferred taxes                               241,789       184,858
      Other long-term liabilities                   96,659        88,634

        Total long-term liabilities not
         subject to compromise                     718,107     1,548,121

    Guarantees, commitments and contingencies
    Minority interests in subsidiaries              15,799     1,402,146

    Stockholders' equity (deficit)
     Class A common stock, $0.01 par value,
      1,000,000,000 shares authorized,
      112,591,705 and 110,392,692 shares
      issued, respectively                           1,126         1,104
     Class B common stock, $0.01 par value,
      1,000,000,000 shares authorized,
      8,870,332 shares issued                           89            89
     Class C common stock, $0.01 par value,
      400,000,000 shares authorized,
      303,123,542 shares issued and outstanding      3,031         3,031
     Additional paid-in capital                  3,687,987     3,683,644
     Deferred compensation                         (14,259)      (28,473)
     Class A treasury stock, at cost               (34,162)      (34,162)
     Class B treasury stock, at cost                    --            --
     Accumulated deficit                        (4,883,632)   (6,945,687)
     Accumulated other comprehensive
      income (loss)                             (1,478,110)   (1,121,907)

        Total stockholders' equity (deficit)    (2,717,930)   (4,442,361)

        Total liabilities and
         stockholders' equity (deficit)         $5,802,004    $5,931,594

                              UnitedGlobalCom, Inc.
     Condensed   Consolidated Statements of Operations and Comprehensive Income
                 (In thousands, except share and per share data)
                                   (Unaudited)


    Statements of Operations    Three Months Ended       Six Months Ended
                                     June 30,                June 30,
                                2003         2002        2003        2002
    Revenue                   $465,109     $379,732    $901,151    $728,772
    Operating expense (1)     (197,719)    (196,133)   (387,988)   (381,049)
    Selling, general and
     administrative expense   (134,234)    (121,875)   (264,047)   (240,004)
    Depreciation and
     amortization             (211,487)    (172,453)   (406,205)   (337,637)
    Impairment and
     restructuring               1,096      (19,437)      1,096     (22,895)
        Operating income
         (loss)                (77,235)    (130,166)   (155,993)   (252,813)
    Interest income,
     including related
     party income of $690,
     $683, $929 and $3,148,
     respectively                2,502       12,696       7,905      22,617
    Interest expense,
     including related
     party expense of
     $2,049, $1,976,
     $4,075 and $20,749,
     respectively              (94,879)    (154,361)   (189,868)   (338,495)
    Foreign currency
     exchange gains, net       263,451      542,881     414,411     496,516
    Gain (loss) on sale
     of investments in
     affiliates, net           281,483      (12,409)    281,604     (12,912)
    Gain on extinguishment
     of debt                        --      365,490      74,401   2,208,782
    Other income
     (expense), net            (11,025)       7,524     (14,040)   (162,215)
        Income before
         income taxes
         and other items       364,297      631,655     418,420   1,961,480
    Reorganization expense      (5,524)          --     (13,720)         --
    Income tax expense, net    (30,767)     (36,874)    (57,519)   (159,175)
    Minority interests in
     subsidiaries, net             274      (18,425)        737     (42,412)
    Share in results of
     affiliates, net           293,734       (6,786)    291,035     (77,748)
        Income before
         cumulative effect
         of change in
         accounting principle  622,014      569,570     638,953   1,682,145
    Cumulative effect of
     change in accounting
     principle                      --           --          --  (1,344,722)
        Net income            $622,014     $569,570    $638,953    $337,423

    Earnings per share:
      Basic net income
       before cumulative
       effect of change
       in accounting
       principle                 $3.45        $1.37       $4.97       $4.58
      Cumulative effect of
       change in accounting
       principle                    --           --          --       (3.67)
        Basic net income         $3.45        $1.37       $4.97       $0.91

      Diluted net income
       before cumulative
       effect of change in
       accounting principle      $3.45        $1.37       $4.97       $4.55
      Cumulative effect of
       change in accounting
       principle                    --           --          --       (3.64)
        Diluted net income       $3.45        $1.37       $4.97       $0.91

    Statements of
     Comprehensive Income
     Net income               $622,014     $569,570    $638,953    $337,423
     Other comprehensive
      income, net of tax:
      Foreign currency
       translation
       adjustments            (143,903)    (454,297)   (372,876)   (411,768)
      Change in fair value
       of derivative assets      4,058        2,959      10,616      10,514
      Other                      6,024          453       6,057         433

        Comprehensive income  $488,193     $118,685    $282,750   $(63,398)

    (1) Exclusive of items shown separately below, including depreciation and amortization and impairment and restructuring.

                              UnitedGlobalCom, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                  (In thousands)
                                   (Unaudited)

                                                      Six Months Ended
                                                          June 30,
                                                     2003        2002
    Cash Flows from Operating Activities
    Net income                                    $638,953      $337,423
    Adjustments to reconcile net income
     to net cash flows from operating activities:
      Depreciation and amortization                406,205       337,637
      Impairment and restructuring                  (1,096)       22,895
      Stock-based compensation                      14,386        17,357
      Accretion of interest on senior notes
       and amortization of deferred financing
       costs                                        43,423       137,839
      Unrealized foreign exchange gains, net      (398,245)     (492,295)
      (Gain) loss on sale of investments
       in affiliates and other assets, net        (281,604)       12,912
      Gain on extinguishment of debt               (74,401)   (2,208,782)
      Loss on derivative securities                 11,348       155,918
      Deferred tax provision                        55,780       143,081
      Minority interests in subsidiaries, net         (737)       42,412
      Share in results of affiliates, net         (291,035)       77,748
      Cumulative effect of change in
       accounting principle                             --     1,344,722
      Change in receivables, net                    45,940        23,582
      Change in other assets                        10,611           915
      Change in accounts payable, accrued
       liabilities and other                        (4,788)     (199,759)

        Net cash flows from operating
         activities                                174,740      (246,395)

    Cash Flows from Investing Activities
    Capital expenditures                          (132,943)     (189,555)
    Purchase of short-term liquid investments         (971)      (75,820)
    Proceeds from sale of short-term
     liquid investments                             45,560        54,563
    Restricted cash (deposited) released, net      (11,449)       38,485
    Proceeds from sale of investments in
     affiliated companies                           43,150            --
    New acquisitions, net of cash acquired            (764)      (21,098)
    Purchase of interest rate swaps                 (9,750)           --
    Settlement of interest rate swaps              (58,038)           --
    Other                                              459         7,566

        Net cash flows from investing
         activities                               (124,746)     (185,859)

    Cash Flows from Financing Activities
    Issuance of common stock                            --       200,006
    Proceeds from short-term and
     long-term borrowings                               --         9,793
    Proceeds from note payable to shareholder           --       102,728
    Retirement of existing senior notes                 --      (231,630)
    Deferred financing costs                        (2,233)      (18,293)
    Repayments of short-term and
     long-term borrowings                         (162,330)      (66,394)

        Net cash flows from financing
         activities                               (164,563)       (3,790)

    Effect of Exchange Rates on Cash                10,844        31,384

    Decrease in Cash and Cash Equivalents         (103,725)     (404,660)
    Cash and Cash Equivalents,
     Beginning of Period                           410,185       920,140

    Cash and Cash Equivalents, End of Period      $306,460      $515,480

    Supplemental Cash Flow Disclosures:
      Cash paid for reorganization expenses        $13,736           $--
      Cash paid for interest                      $123,596      $120,095
      Cash received for interest                    $5,528       $13,955

    Non-cash Investing and Financing Activities:
      Issuance of common stock for
       financial assets                                $--    $1,206,441
      Assumption of note payable for
       financial assets                                $--      $304,598

    Supplemental Financial Data

    (amounts in thousands)                               YTD          YTD
                                Q2 '03      Q2 '02      Q2 '03      Q2 '02
    Interest Expense
     by Company: (1)
    UPC                       $(88,848)   $(146,854)  $(177,207)  $(314,083)
    VTR                         (3,087)      (4,567)     (6,793)     (8,598)
    Other                       (2,944)      (2,940)     (5,868)    (15,814)
    Total                     $(94,879)   $(154,361)  $(189,868)  $(338,495)

    Summary of Interest by Cash Pay and Non-Cash:
    Cash Pay:
      UPC Senior Notes (2)         $ 0     $(23,471)        $ 0    $(72,504)
      UGC Holdings 1998 Notes     (633)          --        (964)         --
      UPC Bank Facilities
       and other               (63,986)     (62,788)   (135,260)   (117,693)
      VTR Bank Facility         (2,453)      (2,998)     (5,214)     (5,788)
      Other                     (2,369)      (1,944)     (5,007)     (4,671)
    Total                     $(69,441)    $(91,201)  $(146,445)  $(200,656)

    Non-Cash:
      UPC & UPC Polska
       senior discount
       notes accretion        $(14,213)    $(52,030)   $(27,828)  $(106,482)
      UGC Holdings 1998
       notes accretion              --         (918)       (313)    (11,837)
      Amortization of
       Deferred Financing
       Costs                   (11,225)     (10,212)    (15,282)    (15,000)
      UPC Exchangeable Loan         --           --          --      (4,520)
    Total                     $(25,438)    $(63,160)   $(43,423)  $(137,839)

    Summary of Working
     Capital Changes: (1)
    Change in receivables,
     net                       $49,586      $30,108     $45,940     $23,582
    Change in other assets      14,464      (10,159)     10,611         915
    Change in accounts
     payable, accrued
     liabilities & other       (28,879)    (172,712)     (4,788)   (199,759)
    Total                      $35,171    $(152,763)    $51,763   $(175,262)

    (1) Please refer to management's discussion and analysis of financial condition and results of operations for interest expense and Statement of Cash Flows for working capital changes per UGC's 10Q as of June 30, 2003.
    (2) Represents the interest expense related to the UPC Senior Notes. However, since the UPC Senior Notes are part of the Restructuring, as part of the Agreement the Senior Notes and corresponding accrued interest will be converted into equity and will therefore not be paid in cash.